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EXHIBIT (12)
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (Unaudited)                                     Sprint Corporation

                                                             Quarters Ended                   Year-to-Date
                                                                June 30,                        June 30,
                                                     ---------------------------------------------------------------
                                                           2000            1999            2000            1999
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                                                                               (millions)
Earnings
   Loss from continuing operations
     before income taxes                             $      (95)     $     (136)     $      (165)    $     (384)
   Capitalized interest                                     (49)            (27)             (83)           (58)
   Equity in net losses of less
     than 50% owned entities                                 44              14               76             27
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Subtotal                                                   (100)           (149)            (172)          (415)
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Fixed charges
   Interest charges                                         279             235              567            457
   Interest factor of operating rents                        79              70              159            140
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Total fixed charges                                         358             305              726            597
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Earnings, as adjusted                                $      258      $      156      $       554     $      182
                                                     ---------------------------------------------------------------


Earnings, as adjusted, were inadequate to cover fixed charges by $100 million in the 2000 second quarter, $172 million for the 2000 year-to-date period, $149 million in the 1999 second quarter and $415 million for the 1999 year-to-date period.


    Note: Earnings include loss from continuing operations before taxes, plus equity in the net losses of less-than-50% owned entities, less capitalized interest. Fixed charges include interest on all debt of continuing operations, including amortization of debt issuance costs and the interest component of operating rents.


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